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                                                                   Exhibit 10.94

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

      This First Amendment (this "First Amendment") is dated effective July 1, 2004 by and between Kramont Realty Trust, a Maryland real estate investment trust ("Kramont"), and Louis P. Meshon, Sr. ("Executive").

                                   BACKGROUND

      WHEREAS, the parties hereto entered into an Employment Agreement effective as of June 16, 2000 (herein referred to as "Employment Agreement"), wherein the parties agreed to the terms and conditions of Executive's employment with the Company; and

      WHEREAS, by the terms of the Employment Agreement, the Board of Trustees of the Company may, in their sole discretion, at any time, increase the Base Salary or other compensation of the Executive; and

      WHEREAS, the Executive Compensation Committee of the Board of Trustees has recommended to the Board of Trustees, and the Board of Trustees has concurred that the Employment Agreement be amended to reflect increased compensation to the Executive; and

      WHEREAS, the parties hereto desire to amend certain of the terms and conditions of the Employment Agreement.

      NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. All capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed in the Employment Agreement.

      2. Paragraph 4 (a) of the Employment Agreement is hereby amended to indicate that the Base Salary of Executive is increased to $400,000.00, effective July 1, 2004, through the remainder of the term of the Employment Agreement.

      3. Paragraph 4(c) of the Employment Agreement is hereby amended to insert the following language after the first paragraph of Paragraph 4(c) and before the paragraph defining "FFO Per Share" appearing at the top of page three of the Employment Agreement:

      "Executive shall be entitled to earn a Performance Bonus for the period January 1, 2004 through June 30, 2004 in accordance with the provisions provided in the foregoing paragraph relating to payment for a partial year. For the period July 1, 2004 through the remainder of the term of employment, or until further amended, the Performance Bonus due to Executive shall be due and payable on a quarterly basis, after the filing of the Company's quarterly Form 10-Q and review of the quarterly financial statements by the Company's independent auditor and the Audit Committee of the Board of Trustees of the Company. Such Performance Bonus shall be in the amount of $100,000.00 per quarter if the FFO Per Share of the Company for that quarter is calculated to be the sum of $.36 per share or greater. If for any given quarter, the FFO Per Share is less than the sum of $.36 per share, no Performance Bonus shall be due to Executive for that quarter."
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      4. This First Amendment and the Employment Agreement represent the entire understanding between the parties and supercede all other oral or written agreements between the parties. The Employment Agreement, as amended by this First Amendment, is hereby ratified and confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date and year first above written.

                                        KRAMONT REALTY TRUST


                                        By: /s/ Carl K. Kraus
                                            ------------------------------------
                                            Carl K. Kraus
                                            Senior Vice President


                                        EXECUTIVE:



                                        /s/ Louis P. Meshon, Sr.
                                        ----------------------------------------
                                        Louis P. Meshon, Sr.